-------------------------------------------------------------------------------

==================================
Individual
==================================
==================================
Annuity
==================================
==================================
Contract
==================================

--------------------------------------------------------------------------------

This is a deferred annuity contract. It is a legal contract between you, as the owner, and us, IDS Life Insurance Company, a stock company. PLEASE READ YOUR CONTRACT CAREFULLY.

If the annuitant is living on the Settlement Date, we will begin to pay you monthly annuity payments. Any payments made by us are subject to the terms of this contract. The owner and beneficiary are as named in the application unless they are changed as provided for in this contract.

We issue this contract in consideration of your application, and payment of the single purchase payment.

Signed for and issued by IDS Life Insurance Company, Minneapolis, Minnesota, as of the contract date shown below.

THIS ANNUITY CONTRACT CONTAINS A MARKET VALUE ADJUSTMENT FORMULA WHICH MAY RESULT IN BOTH UPWARD AND DOWNWARD ADJUSTMENTS IN CASH SURRENDER BENEFITS. Surrenders are available without market value adjustment on the last day of each contract period.

NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR TEN DAYS. If for any reason you are not satisfied with this contract, return it to us or our agent within ten days after you receive it. We will then cancel this contract and refund all purchase payments which you have made. This contract will then be considered void from the start.

President:
[GRAPHIC OMITTED]
Richard W. Kling

Secretary:
[GRAPHIC OMITTED]
William A. Stoltzmann

--------------------------------------------------------------------------------

[GRAPHIC OMITTED]

IDS Life Insurance Company
IDS Tower 10
Minneapolis, Minnesota 55440

- Individual Annuity Contract
- Purchase payment is payable in a single sum.
- Annuity payments to begin on the settlement date.
- This contract is nonparticipating. Dividends are not payable.

--------------------------------------------------------------------------------

ANNUITANT:                                           John Doe
CONTRACT NUMBER:                                     XXX-XXXXXX
CONTRACT DATE:                                       March 18, 1999
CONTRACT SETTLEMENT DATE:                            March 18, 2049
--------------------------------------------------------------------------------

==================================
Guide to Contract Provisions
==================================


Definitions                           Important words and meanings/Page 3

The Annuity Contract                  Entire contract; Incontestability;
                                      Benefits based on incorrect
                                      data/Page 4

Owner                                 Owner's rights; Change of ownership;
                                      Assignment/Page 4

Purchase Payment                      Payment of the purchase payment/Page 5

Beneficiary and Payments to           Who is the beneficiary; Change of
Beneficiary                           beneficiary; Payments to beneficiary;
                                      Pre-election of beneficiary
plans/Page 6

Accumulation Value,                   How the accumulation value is
Cash Surrender Value, and             determined; Surrender of the contract for
Market Adjusted Value                 the cash surrender value; How the market
                                      adjusted value is determined; Annual
                                      statement of value/Pages 7-8

Annuity Payment Plans                 When annuity payments begin; Different
                                      ways to receive annuity payments/Page 9

Table of Settlement Rates             Table showing monthly annuity payment
                                      amounts for the various plans/Page
                                      10

                     CONTRACT DATA

CONTRACT OWNER:                       John Doe

PURCHASE PAYMENT:                     $100,000.00

INITIAL GUARANTEE RATE:               8.00%

INITIAL GUARANTEE PERIOD:             5 Years

SURRENDER CHARGE:                     There are no surrender charges.

MARKET VALUE ADJUSTMENT:              Applied at any time other than the last
                                      day of a Guarantee Period or for death
                                      benefits.

ACCUMULATION VALUE AT END OF INITIAL GUARANTEE PERIOD:          $146,932.81


ANNUITANT:                                        John Doe
CONTRACT NUMBER:                                  XXX-XXXXXX
CONTRACT DATE:                                    March 18, 1999
CONTRACT SETTLEMENT DATE:                         March 18, 2049

-------------------------------------------------------------------------------

================================
Definitions
================================

The following words are used often in this contract. When we use these words, this is what we mean:

the annuitant
The person on whose life monthly annuity payments depend.

you, your, owner
The owner of this contract. The owner may be someone other than the annuitant. The owner may be changed as provided in this contract.

we, our, us
IDS Life Insurance Company.

contract date
It is the date from which contract anniversaries, contract years, and contract months are determined. Your contract date is shown under Contract Data.

contract anniversary
The same day and month as the contract date each year that the contract remains in force.

initial guarantee period
The period during which the initial guarantee rate will be credited. It is shown under Contract Data.

initial guarantee rate
The rate of interest credited to the purchase payment as described in the accumulation value section. It is shown under Contract Data.

renewal guarantee period
A renewal guarantee period will begin at the end of each guarantee period. It is determined in accordance with the terms of the contract.

renewal guarantee rate
The rate of interest credited to the renewal value as described in the accumulation value section.

renewal date
The first day of a renewal guarantee period. It will always be on a contract anniversary.

current rate
The applicable interest rate contained in a schedule of rates established by us from time to time for various guarantee periods.

accumulation value
The value of the purchase payment plus interest credited, adjusted for any surrenders.

market adjusted value
The accumulation value adjusted by the market adjusted value formula.

market value adjustment
The market adjusted value minus the accumulation value.

renewal value
The accumulation value at the end of the guarantee period.

cash surrender value
The market adjusted value is the cash surrender value. On the last day of a guarantee period, the cash surrender value is the accumulation value.

written request

A request in writing signed by you and delivered to us at our corporate office.

settlement

If the settlement date is not the last day of a guarantee period, settlement is the application of the market adjusted value of a contract to provide annuity payments. On the last day of a guarantee period, settlement is the application of the accumulation value of a contract to provide annuity payments.

settlement date

The date on which annuity payments are to begin. This date may be changed as provided in this contract.

--------------------------------------------------------------------------------

===============================================================================
The Annuity Contract
===============================================================================

What is the entire contract?

This contract form is the entire contract between you and us.

No one except one of our corporate officers (President, Vice President, Secretary, or Assistant Secretary) can change or waive any of our rights or requirements under the contract. That person must do so in writing. None of our agents or other persons has the authority to change or waive any of our rights or requirements under the contract.

Can this contract be modified?

This contract may be modified at any time by written agreement between the contractholder and us. The modification must be signed by one of our corporate officers (President, Vice President, Secretary or Assistant Secretary). No modification will affect the amount or term of any contracts issued before the effective date of the modification unless it is required to conform the contract to, or give the contractholder the benefit of, any Federal or State statutes.

When will this contract become incontestable?

This contract is incontestable from its date of issue.

What if benefits are based on incorrect data?

If the amount of benefits is determined by data as to a person's age or sex that is incorrect, benefits will be recalculated on the basis of the correct data. Any underpayments made by us will be made up immediately. Any overpayments made by us will be subtracted from the future payments under this contract and/or as otherwise legally permissible.

What federal and state laws govern the contract?

This contract is intended to qualify as an annuity contract for Federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure or maintain such tax qualification, despite any other provisions to the contrary. We reserve the right to amend this contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform the contract to any applicable changes in the tax qualification requirements. We will send you a copy of any such amendments.

This contract is governed by the law of the state in which it is delivered. The values and benefits of this contract are at least equal to those required by such state.

-------------------------------------------------------------------------------

====================================
Owner
====================================

What are your rights as owner of this contract?

As long as the annuitant is living and unless otherwise provided in the contract, you may exercise all rights and privileges in this contract or allowed by us.

How can you change ownership for this contract?

You can change the ownership of this contract by written request on a form approved by us. The change must be made while the annuitant is living. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

Can you assign this contract as collateral?

Yes. While the annuitant is living, you can assign this contract or any interest in it. Your interest and the interest of any beneficiary is subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an owner as these terms are used in the contract. Any amounts payable to the assignee will be paid in a single sum.

A copy of any assignment must be submitted to us at our corporate office. Any assignment is subject to any action taken or payment made by us before the assignment was recorded at our corporate office. We are not responsible for the validity or effect -- tax or otherwise -- of any assignment.

-------------------------------------------------------------------------------

==================================
Purchase Payment
==================================

What is the purchase payment for this contract?

The purchase payment for this contract is shown under contract data. It is payable to us on or before the date we deliver this contract. It must be paid or mailed to us at our corporate office or to an authorized agent.

-----------------------------------------------------------------------------

====================================
Beneficiary and Payments to Beneficiary
====================================

What death benefits are paid if the annuitant or owner dies before settlement?

If the annuitant or owner dies before settlement while this contract is in force, we will pay the beneficiary the accumulation value.

The above described payment will also be made upon the first to die if ownership is in a joint tenancy except where spouses are joint owners with right of survivorship and the surviving spousal joint owner elects to continue the contract. For joint spousal ownership with rights of survivorship, the surviving spouse is deemed the sole beneficiary superseding any other beneficiary designation. The beneficiary may elect to receive payment any time within 5 years after the date of death of the annuitant.

Unless you have provided otherwise during the lifetime of the annuitant, the beneficiary may elect by written request to have the amount payable applied under the terms of the annuity payment plans section of this contract provided:

1. the beneficiary elects the plan within 60 days after we receive due proof of death; and

2. payments begin no later than one year after the date of death; and

3. the plan provides equal or substantially equal payments over a period which does not exceed the life of the beneficiary or the life expectancy of the beneficiary.
In this event, the references to "annuitant" in the annuity payment plans section of this contract will apply to the beneficiary.

Can you pre-elect an annuity payment plan for a beneficiary?

During their lifetime you may elect how the death benefit described herein is to be paid under the contract in the event of death before the settlement date. Any such election must be made on a form satisfactory to us. We must receive the form in our corporate office prior to the first to die of the owner or annuitant. In this event the death benefit shall be payable as so elected by you, rather than the beneficiary. If for any reason such election does not satisfy Internal Revenue Code section 72 distribution requirements, the election will be void and the beneficiary will then be permitted to elect payment pursuant to the provisions of the contract.

To whom are the death benefits payable?

Benefits will be paid equally to all primary beneficiaries surviving the annuitant. If none survive, proceeds will be paid equally to all contingent beneficiaries surviving the annuitant. If no beneficiary survives the annuitant, we will pay the benefits to you, if living, otherwise to your estate.

Who is the beneficiary?

Beneficiaries are those you name, in a form satisfactory to us, to receive the benefits of this contract if the owner or annuitant dies while this contract is in force. You may change the beneficiary as provided below. If the beneficiary has been changed, we will pay any benefits in accordance with your last change of beneficiary request.

How do you change the beneficiary?

You may change the beneficiary any time while the annuitant is living by satisfactory written request to us. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

What are the rights of the beneficiary?

If the death benefit under this contract becomes payable to a beneficiary (payee) under an Annuity Payment Plan, that payee shall have the right to name a beneficiary. Any such request from the payee must be made on a form satisfactory to us.

What is the spouse's option to continue this contract?

If the owner's death occurs prior to the settlement date, the owner's spouse, if designated as sole beneficiary, may elect in writing to forego receipt of the death benefit and instead continue this contract in force as its owner. The election by the spouse must be made within 60 days after we receive due proof of death.

What if the annuitant dies after settlement?

If the annuitant dies after settlement, the amount payable, if any, will be as provided in the annuity payment plan then in effect.

-------------------------------------------------------------------------------

==================================
Accumulation Value,
==================================
==================================
Cash Surrender Value,
==================================
==================================
Market Adjusted Value
==================================

How is the accumulation value determined?
On the contract date the accumulation value of this contract is the purchase payment. Thereafter interest accrues from day to day for the guarantee period at the rate shown under contract data. This rate represents an effective annual yield. At no time while the contract is in force shall interest accrue at a rate less than 3% compounded annually. The accumulation value will be adjusted for any amounts surrendered.

Are there premium tax charges?
We reserve the right to deduct an amount from the accumulation value of this contract at the time that any applicable premium taxes not previously deducted are payable.

If a tax is payable at the time of your purchase payment and we choose to not deduct it at that time, we further reserve the right to deduct it at a later date.

How are renewal guarantee periods determined?
At the end of any guarantee period, a renewal guarantee period will begin. We will notify you in writing 45 days before the renewal guarantee period. Each renewal guarantee period will be one year unless you elect a different length from those offered at the time. We must receive your written request at least 15 days before the renewal date. The renewal guarantee period may never extend beyond the settlement date.

The accumulation value on the renewal date will be equal to the accumulation value at the end of the guarantee period just ending. This value will earn interest at the renewal guarantee rate. Upon written request, within 45 days of the renewal guarantee period, we will notify you of the renewal guarantee rate then in effect for contracts renewing at that time. The actual renewal guarantee rate will be determined on the renewal date.

What is the market adjusted value and how is it determined?

The market adjusted value is the accumulation value on any date before the end of the current guarantee period adjusted by a formula. The formula adjustment reflects the relationship between:

1. the interest rate we are then crediting for new contract sales and renewals (Form 30484) for the time remaining in your contract's current guarantee period; and
2. the guaranteed interest rate applicable to your contract's current guarantee period.

The market adjusted value may be more or less than the accumulation value.

The market adjusted value formula is as follows:

market adjusted value      =     renewal value
                              (1 + ic + .0025)(N + t)

where: renewal value       =  the accumulation value at the end of your curren
                              guarantee period.

             N             =  the number of complete contract years to the end
                              of your guarantee period.

             t             =  the fraction of the contract year remaining to
                              the end of your contract year (for example, if 180
                              days remain in a 365 day contract year, t would be
                              .493)

             ic            =  the current rate offered for new contract sales
                              and renewals (Form 30484) for the number of years left in your guarantee period (straight line interpolation between whole year rates). If N is zero, ic is the rate for one year guarantee periods.

The market value adjustment is as follows:

market value adjustment =
    market adjusted value _ accumulation value

There will be no market value adjustment made on the last day of a guarantee period.

Can you request surrender of any amounts under this contract before settlement?

Yes. By written request to us and subject to the rules below you may:

1.  surrender this contract for the total cash surrender value;
2.  partially surrender this contract for a part of the cash surrender value.

How is the cash surrender value determined?

The cash surrender value is the market adjusted value. On the last day of a guarantee period, the cash surrender value is the accumulation value.

What are the rules for a surrender or partial surrender?

The amount surrendered and any applicable market value adjustment will be deducted from the accumulation value of the contract on the date of surrender. You may surrender all or a portion of the cash surrender value. However, the accumulation value that remains after a partial surrender must be at least $2,000. Any partial surrender must be at least $250.

The surrender payment will normally be mailed to you within seven days of the receipt of your written request.

Upon surrender of this contract for the total cash surrender value, this contract will terminate. We may require that you return this contract to our corporate office before we pay the total cash surrender value.

Can we delay or suspend payment of a partial or full surrender?

We may defer payment of any partial or full surrender for a period not to exceed 6 months from the date we receive your surrender request or the period permitted by state insurance law, if less. If we defer payment more than 30 days, we will pay annual interest of at least 3% on the amount deferred.

Will you receive information about your contract values?

Yes. At least once a year we will send you a statement showing both the accumulation value and the cash surrender value of this contract. The statement will specify the market value adjustment used to determine the cash surrender value. This statement will be based on any laws or regulations that apply.

We will also notify you 45 days before the end of a guarantee period concerning renewal periods available and your right to surrender without a market value adjustment on the last day of your guarantee period.

--------------------------------------------------------------------------------

==================================
Annuity Payment Plans
==================================

When will annuity payments begin?

The first payment will be made as of the settlement date. Before payments begin, we will require satisfactory proof that the annuitant is alive. We may also require that you exchange this contract for a supplemental contract which provides the annuity payments.

Can you change the settlement date?

Yes. Tell us the new date by written request. However, the settlement date cannot be later than the later of:

1.  the contract anniversary nearest the annuitant's 85th birthday; or
2.  the 10th contract anniversary.

Also, if you select a new date, it must be at least 30 days after we receive your written request at our corporate office.

What are the annuity payment plans?

There are different ways to receive annuity payments. We call these plans.

Plan A - This provides monthly annuity payments for the lifetime of the annuitant. No payments will be made after the annuitant dies.

Plan B - This provides monthly annuity payments for the lifetime of the annuitant with a guarantee by us that payments will be made for a period of at least five, ten, or fifteen years. You must select the guaranteed period.

Plan C - This provides monthly annuity payments for the lifetime of the annuitant with a guarantee by us that payments will be made for a certain number of months. We determine the number of months by dividing the market adjusted value applied under this plan by the amount of the monthly annuity payment.

Plan D - We call this a joint and survivor life annuity. Monthly payments will be paid for the lifetime of the annuitant and a joint annuitant. When either the annuitant or joint annuitant dies, we will continue to make monthly payments for the lifetime of the survivor. No payments will be paid after the death of both the annuitant and joint annuitant.

Plan E - This provides monthly fixed dollar annuity payments for a period of years. The period of years may be no less than 10 nor more than 30.

What are the requirements for selecting a plan?

By written request to us at least 30 days before the settlement date, you may select the plan or change to another plan. If at least 30 days before the settlement date we have not received at our corporate office your written request to select a plan, we will make payments according to Plan B with payments guaranteed for ten years.

If the amount to be applied to a plan is not at least $2,000, or if payments are to be made to other than a natural person, we have the right to make a lump sum payment of the cash surrender value.

How will payments be made?
Payments will be made by us by check. The check must be personally endorsed by the payee or payees as well as the annuitant (or joint annuitant under Plan D). If the annuitant or joint annuitant does not endorse the check, other evidence must be furnished to show that the annuitant or joint annuitant is still alive.

-------------------------------------------------------------------------------

==================================
Table of Settlement Rates
==================================


What will be the amount of the monthly annuity payments?

If the settlement date is the last day of a guarantee period, the amount applied to provide a payment will be the accumulation value on that date. The market adjusted value is applied if the settlement date is not the last day of a guarantee period. The amount applied to provide a payment will be the accumulation value on the settlement date. The amount of each monthly annuity payment for each $1,000 applied under any payment plan will be based on our Table of Settlement Rates in effect at the time of the first payment. The amounts will not be less than those shown in the table below.

The amount of such payments under plans A, B, and C will depend on the sex and the adjusted age of the annuitant on the settlement date. The amount of such payments under plan D will depend on the sex and the adjusted age of the annuitant and the joint annuitant on the settlement date. Adjusted age means the age on the annuitant's nearest birthday minus an "adjustment" based on the calendar year of the birth of the annuitant as follows:

Calendar                     Calendar
Year of                      Year of
Annuitant's         Adjust-  Annuitant's         Adjust-
Birth                ment    Birth                ment
-----                ----    -----                ----
Prior to 1920         0      1945 through 1949     6
1920 through 1924     1      1950 through 1959     7
1925 through 1929     2      1960 through 1969     8
1930 through 1934     3      1970 through 1979     9
1935 through 1939     4      1980 through 1989     10
1940 through 1944     5      After 1989            11


-------------------------------------------------------------------------------
Amount of Each Monthly Annuity Payment Per $1,000 Applied
-------------------------------------------------------------------------------
       Plan A                    Plan B                     Plan C            Plan D - Joint and Survivor
                                                                              Adjusted Age of Female Joint Annuitant
---------------------------------------------------------------------------------------------------
       Life         5 Years      10 Years      15 Years     With        Adj.
Adj.   Income       Certain      Certain       Certain      Refund      Male  10 Years           5 YearsSame   5 Years
       10 Years
Age*   M     F      M     F      M     F       M    F       M    F      Age* Younger    Younger  Age     Older   Older
---------------------------------------------------------------------------------------------------
55   4.70   4.25  4.68   4.25    4.62 4.22    4.53 4.18   4.42   4.10    55     3.51     3.69   3.88     4.06    4.23
60   5.28   4.72  5.25   4.70    5.14 4.66    4.96 4.57   4.86   4.48    60     3.76     3.99   4.24     4.49    4.72
65   6.10   5.35  6.03   5.32    5.81 5.22    5.46 5.05   5.43   4.97    65     4.07     4.38   4.72     5.07    5.39
66   6.29   5.51  6.21   5.47    5.96 5.36    5.56 5.16   5.56   5.08    66     4.15     4.48   4.84     5.21    5.55
67   6.50   5.67  6.41   5.63    6.11 5.50    5.66 5.26   5.70   5.20    67     4.23     4.58   4.97     5.36    5.73
68   6.73   5.85  6.62   5.80    6.28 5.65    5.76 5.37   5.85   5.33    68     4.31     4.69   5.10     5.53    5.92
69   6.97   6.04  6.84   5.98    6.44 5.80    5.86 5.49   6.00   5.47    69     4.40     4.80   5.25     5.70    6.12
70   7.23   6.25  7.07   6.18    6.61 5.96    5.96 5.60   6.16   5.61    70     4.50     4.93   5.40     5.89    6.34
71   7.51   6.47  7.32   6.39    6.78 6.14    6.05 5.71   6.33   5.76    71     4.60     5.06   5.57     6.10    6.57
72   7.80   6.71  7.58   6.62    6.96 6.31    6.14 5.83   6.51   5.93    72     4.71     5.20   5.75     6.31    6.82
73   8.12   6.97  7.85   6.86    7.14 6.50    6.23 5.94   6.70   6.10    73     4.83     5.35   5.94     6.55    7.09
74   8.45   7.26  8.14   7.12    7.32 6.69    6.31 6.04   6.90   6.28    74     4.95     5.51   6.15     6.80    7.37
75   8.82   7.56  8.44   7.39    7.49 6.89    6.38 6.14   7.11   6.48    75     5.08     5.68   6.37     7.07    7.68
76   9.21   7.90  8.76   7.69    7.67 7.09    6.45 6.24   7.33   6.68    76     5.22     5.87   6.61     7.36    8.01
77   9.62   8.26  9.09   8.01    7.84 7.29    6.51 6.33   7.56   6.90    77     5.37     6.07   6.87     7.67    8.36
78  10.07   8.65  9.44   8.34    8.01 7.49    6.57 6.41   7.80   7.13    78     5.54     6.29   7.15     8.01    8.74
79  10.55   9.07  9.80   8.69    8.17 7.69    6.62 6.48   8.05   7.38    79     5.71     6.52   7.45     8.37    9.14
80  11.06   9.53 10.17   9.07    8.33 7.89    6.66 6.55   8.32   7.64    80     5.90     6.78   7.77     8.76    9.57
81  11.61  10.03 10.55   9.46    8.48 8.08    6.70 6.61   8.60   7.91    81     6.10     7.05   8.12     9.17   10.02
82  12.19  10.57 10.94   9.87    8.61 8.26    6.73 6.66   8.89   8.21    82     6.32     7.34   8.49     9.61   10.51
83  12.81  11.16 11.33  10.30    8.74 8.43    6.76 6.70   9.20   8.51    83     6.55     7.65   8.90    10.08   11.02
84  13.46  11.79 11.72  10.74    8.86 8.59    6.79 6.74   9.52   8.83    84     6.80     7.99   9.33    10.58   11.56
85  14.16  12.48 12.12  11.19    8.97 8.74    6.81 6.77   9.85   9.18    85     7.07     8.36   9.78    11.11   12.13
90  18.25  16.68 14.04  13.42    9.36 9.26    6.86 6.85  11.81  11.11    90     8.79    10.65  12.57    14.22   15.63


--------------------------------------------------------------------------------
*Adjusted age of annuitant.           M = Male       F = Female
--------------------------------------------------------------------------------
The table above is based on the "1983 Individual Annuitant Mortality Table A" assuming an interest rate of 3% per year compounded annually. Settlement rates for any age, or any combination of age and sex not shown above, will be calculated on the same basis as those rates shown in the table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on an assumed interest rate of 3% per year compounded annually.

------------------------------------------------------------------------------------------
Plan E Dollar Amount of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied
------------------------------------------------------------------------------------------
      Years         Monthly        Years          Monthly         Years         Monthly
      Payable       Payment        Payable        Payment         Payable       Payment
      -------       -------        -------        -------         -------       -------
        10            $9.61          17            $6.23            24            $4.84
        11             8.86          18             5.96            25             4.71
        12             8.24          19             5.73            26             4.59
        13             7.71          20             5.51            27             4.47
        14             7.26          21             5.32            28             4.37
        15             6.87          22             5.15            29             4.27
        16             6.53          23             4.99            30             4.18
-------------------------------------------------------------------------------------------